EXHIBIT 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the references to our firm in this Registration Statement on Form S-1 (including any amendments thereto) filed by Bill Barrett Corporation, as well as in the notes to the financial statements included in such Form S-1, to the audit letter dated January 19, 2005 and effective as of December 31, 2004 and to the inclusion of that report as an appendix to the prospectus included in that registration statement and/or as an exhibit to that registration statement.
We further consent to the reference to our firm as experts in this Form S-1, including the prospectus included in this Form S-1.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Danny D. Simmons
Danny D. Simmons
Executive Vice President

Dallas, Texas
August 8, 2005